News Release

KI Holdings Inc.

436 Seventh Avenue

Pittsburgh, PA 15219-1800

412-227-2001

www.koppers.com

FOR IMMEDIATE RELEASE

For Information:	Brian H. McCurrie, Vice President, Chief Financial Officer
412.227.2153
mccurriebh@koppers.com

KI Holdings Inc. Completes Exchange of $203,000,000 of Senior Discount Notes

PITTSBURGH, May 27, 2005 – KI Holdings Inc. (“KI Holdings”) announced today that it has completed its offer to the holders of $203,000,000 aggregate principal amount at maturity of 9 7/8% Senior Discount Notes due 2014 to exchange such notes for a like principal amount of its 9 7/8% Senior Discount Notes due 2014 which have been registered under the Securities Act of 1933, as amended.

The exchange offer was completed at 5:00 p.m. New York City time on May 26, 2005.  KI Holdings said that it has been informed by the exchange agent that as of 5:00 p.m. New York City time on May 26, 2005 100% of the $203,000,000 in aggregate principal amount at maturity of its 9 7/8% Senior Discount Notes due 2014 had been tendered in the exchange offer.

This news release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which it would be unlawful.

About KI Holdings Inc.

KI Holdings Inc. is the parent corporation of Koppers Inc., a global integrated producer of carbon compounds and treated wood products. Including its joint ventures, Koppers operates 38 facilities in the United States, United Kingdom, Denmark, Australia, China, the Pacific Rim and South Africa. The stock of KI Holdings Inc. is shared by a large number of employee investors and by majority equity owner Saratoga Partners of New York, NY.

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